Rocket Companies Announces First Quarter Results

•Generated Q1 net revenue of $2.7 billion and Adjusted Revenue of $1.9 billion1
•Delivered Q1 net income of $1.0 billion and Adjusted Net Income of $293 million1
•Achieved best Q1 purchase and cash-out refinance originations in Rocket Companies' history

DETROIT, May 10, 2022 – Rocket Companies, Inc. (NYSE: RKT) (“Rocket Companies” or the “Company”), a Detroit-based FinTech platform company consisting of tech-driven real estate, mortgage and financial services businesses – including Rocket Mortgage, Rocket Homes, Truebill and Rocket Auto – today announced results for the quarter ended March 31, 2022.

“Rocket delivered a solid performance in the first quarter and achieved our best Q1 volume in purchase and cash out refinances, even as rates rose rapidly. Now, as we move further into the year, we will successfully navigate the mortgage and real estate headwinds by protecting our margin and profitability while continuing to invest in strategic areas such as technology, partnerships and performance marketing to grow share and expand our business for the long term," said Jay Farner, Vice Chairman and CEO of Rocket Companies.

First Quarter Financial Summary1

ROCKET COMPANIES
(Units in '000s, $ amounts in millions, except per share)

	Q1-22	Q1-21
	(Unaudited)
Total revenue, net	$2,671	$4,539
Total expenses	$1,608	$1,696
Net income	$1,037	$2,777

Adjusted Revenue	$1,931	$4,040
Adjusted Net Income	$293	$1,805
Adjusted EBITDA	$450	$2,452

GAAP Diluted EPS	$0.40	$1.07
Adjusted Diluted EPS	$0.15	$0.91

1 "GAAP" stands for Generally Accepted Accounting Principles in the U.S. Please see the sections of this document titled "Non-GAAP Financial Measures" and "GAAP to non-GAAP Reconciliations" for more information on the Company's non-GAAP measures and its share count. Certain figures in the tables throughout this document may not foot due to rounding.

(Units in '000s, $ amounts in millions)

	Q1-22	Q1-21
Select Metrics	(Unaudited)
Closed loan origination volume	$53,977	$103,525
Gain on sale margin	3.01%	3.74%
Net rate lock volume	$49,614	$95,116
Amrock closings (units)	168.3	348.8
Rocket Auto car sales (units)	13.1	13.6

First Quarter Financial Highlights
During the first quarter of 2022:

•Generated total revenue, net of $2.7 billion and Adjusted Revenue of $1.9 billion, which represents a 41% and a 52% decline compared to Q1'21 levels, respectively.

•Rocket Mortgage generated $54.0 billion in mortgage origination closed loan volume. Gain on sale margin was 3.01% and included one-time benefits due to the rapid move in bond markets, which increased gain on sale margin by 15 basis points.
•Generated net income of $1.0 billion and Adjusted Net Income of $293 million. Our net income margin was 39% and our Adjusted Net Income margin was 15%.
•Achieved Adjusted EBITDA of $450 million and Adjusted EBITDA margin was 23%.
•Grew servicing book unpaid principal balance to $546 billion at March 31, 2022, roughly flat from December 31, 2021 and up 17% from March 31, 2021. As of March 31, 2022, our servicing portfolio includes 2.6 million clients and generates over $1.4 billion of recurring servicing fee income on an annualized basis.

Company Highlights
Rocket Platform

•Rocket Mortgage achieved its best Q1 purchase and cash-out refinance closed loan volume in company history in Q1 '22. Our purchase volume grew 43% over Q1'21 levels, driven by our focus on a superior, technology-driven client experience, product innovation and our integrated, end-to-end home buying ecosystem.
•Rocket Mortgage net client retention rate was 92% over the 12 months ended March 31, 2022. There is a strong correlation between this metric and client lifetime value, and we believe our net client retention rate is unmatched among mortgage companies and on par with some of the best performing subscription business models in the world.

•Rocket Homes drove a first quarter record of 8,200 real estate transactions and $2 billion of real estate transaction value during Q1 '22, representing the value of homes purchased and sold through our real estate agent network.

•Rocket Auto, our automotive retail marketplace, generated a first quarter record of $445 million in gross merchandise value 2 in Q1 '22, up $85 million, or 24% from Q1 '21.
•Truebill, the leading personal finance app that we acquired in December 2021, and helps clients manage their entire financial lives, increased its member base to 3.4 million in Q1'22, up 142% from Q1 '21. Of the 3.4 million members, 1.7 million are premium paying members, up more than double from Q1 '21.

2 Gross merchandise value includes the sales price of vehicles sold plus vehicle-related product sales that were generated during the period.

•Rocket Solar currently facilitates transactions in 27 major markets across 9 states, including Arizona, Florida and South Carolina. A full public launch is slated for June 2022.

•Rocket Companies ranked #7 on Fortune's '100 Best Companies to Work For' list. This marks the 19th consecutive year the Company has ranked in the top 30 of this prestigious list.

Technology and Product

•As of March 31, 2022, approximately 85,000 real estate agents have signed up for Rocket Pro Insight (RPI), up from approximately 80,000 on December 31, 2021. RPI is our digital platform for real estate agents to manage the entire mortgage process in real-time, from application submission to closing.
•In April, Rocket Pro TPO launched the Fast 15 program, which guarantees 15 business days to close for eligible purchase loans. This commitment underscores the confidence we have in our ability to close purchase loans and gives clients certainty in the home buying experience.

Supporting Our Communities

•Rocket Mortgage announced its first partnership with a Major League Baseball Team as the Exclusive Mortgage Partner of the Detroit Tigers. Through this effort, Rocket Mortgage and the Detroit Tigers are teaming up to support Connect 313 to help end the digital divide in Detroit.
•Rocket Community Fund, a partner company, and the Gilbert Family Foundation recently launched the Motor City Contractor Fund, a $10 million pilot program that aims to provide low-interest loans and technology and business advisory services to ensure that Black, indigenous people and other people of color who are contractors have equity in access to technical support and capital.

Subsequent to March 31, 2022:
•As of May 6, 2022, Rocket Companies repurchased 25.3 million shares cumulatively at an average price of $14.16. In total, we have returned $359 million to Class A common stockholders under the $1 billion share repurchase program authorized in November 2020.
•Fitch recently placed our subsidiary, Rocket Mortgage, on positive outlook with a BB+ rating. A positive outlook indicates an upward trend with a view that the rating may be raised in the next twelve to eighteen months to investment grade. Both Fitch and Moody's now view Rocket Mortgage as a potential investment grade company.
Second Quarter 2022 Outlook
We expect the following ranges in Q2 2022:

•Closed loan volume of between $35 billion and $40 billion.

•Net rate lock volume of between $31 billion and $38 billion.

•Gain on sale margins of 2.60% to 2.90%.

Direct to Consumer

In the Direct to Consumer segment, clients have the ability to interact with Rocket Mortgage online and/or with the Company’s mortgage bankers. The Company markets to potential clients in this segment through various brand campaigns and performance marketing channels. The Direct to Consumer segment derives revenue from originating, closing, selling and servicing predominantly agency-conforming loans, which are pooled and sold to the secondary market. The segment also includes title insurance, appraisals and settlement services complementing the Company’s end-to-end mortgage origination experience. Servicing activities are fully allocated to the Direct to Consumer segment and are viewed as an extension of the client experience. Servicing enables Rocket Mortgage to establish and maintain long term relationships with our clients, through multiple touchpoints at regular engagement intervals.

DIRECT TO CONSUMER3
($ amounts in millions)

	Q1-22	Q1-21
	(Unaudited)
Sold loan volume	$36,165	$65,028
Sold loan gain on sale margin	4.00%	5.36%
Revenue, net	$2,235	$3,677
Adjusted Revenue	$1,496	$3,178
Contribution margin	$626	$2,205

Partner Network

The Rocket Professional platform supports our Partner Network segment, where we leverage our superior client service and widely recognized brand to grow marketing and influencer relationships, and our mortgage broker partnerships through Rocket Pro TPO. Our marketing partnerships consist of well-known consumer-focused companies that find value in our award-winning client experience and want to offer their clients mortgage solutions with our trusted, widely recognized brand. These organizations connect their clients directly to us through marketing channels and a referral process. Our influencer partnerships are typically with companies that employ licensed mortgage professionals that find value in our client experience, technology and efficient mortgage process, where mortgages may not be their primary offering. We also enable clients to start the mortgage process through the Rocket platform in the way that works best for them, including through a local mortgage broker.

PARTNER NETWORK
($ amounts in millions)

	Q1-22	Q1-21
	(Unaudited)
Sold loan volume	$26,033	$40,729
Sold loan gain on sale margin	0.91%	1.93%
Revenue, net	$292	$722
Adjusted Revenue	$292	$722
Contribution margin	$172	$543

3 We measure the performance of the Direct to Consumer and Partner Network segments primarily on a contribution margin basis. Contribution margin is intended to measure the direct profitability of each segment and is calculated as Adjusted Revenue less directly attributable expenses. Directly attributable expenses include salaries, commissions and team member benefits, general and administrative expenses, and other expenses, such as direct servicing costs and origination costs. A loan is considered "sold" when it is sold to investors on the secondary market. We previously referred to "sold" loans as "funded" loans. See "Summary Segment Results" section later in this document and the footnote on “Segments” in the “Notes to Consolidated Financial Statements” in the Company’s forthcoming filing on Form 10-Q for more information.

Balance Sheet and Liquidity

We remain in a strong liquidity position, with total liquidity of $7.7 billion, which includes $2.3 billion of cash on-hand, $2.1 billion of corporate cash used to self-fund loan originations, a portion of which could be transferred to funding facilities (warehouse lines) at our discretion, $3.1 billion of undrawn lines of credit from non-funding facilities, and $0.2 billion of undrawn MSR lines. As of March 31, 2022, our available cash position was $4.4 billion, which includes cash on-hand and corporate cash used to self-fund loan originations, combined with the $6.4 billion of mortgage servicing rights, representing a total of $10.8 billion dollars of asset value on our balance sheet. As of March 31, 2022, our total equity was $8.7 billion and reflects the impact of the special dividend of $1.01 that was paid during the quarter to Class A shareholders and funded through a $2.0 billion distribution.

BALANCE SHEET HIGHLIGHTS
($ amounts in millions)

	March 31, 2022	December 31, 2021
	(Unaudited)
Cash and cash equivalents	$2,311	$2,131
Mortgage servicing rights (“MSRs”), at fair value	$6,410	$5,386
Funding facilities	$6,470	$12,752
Other financing facilities and debt	$5,722	$5,994
Total equity	$8,701	$9,760

First Quarter and Full Year Earnings Call

Rocket Companies will host a live conference call at 4:30 p.m. ET on May 10, 2022 to discuss its results for the quarter ended March 31, 2022. A live webcast of the event will be available online by clicking on the "Investor Info" section of our website. The webcast will also be available via rocketcompanies.com.

A replay of the webcast will be available on the Investor Relations site following the conclusion of the event. If you are having issues viewing the webcast, please see the event help guide at the link here.

Condensed Consolidated Statements of Income
($ In Thousands, Except Shares and Per Share Amounts)

	Three Months Ended March 31,
	2022	2021
	(Unaudited)
Revenue
Gain on sale of loans
Gain on sale of loans excluding fair value of MSRs, net	$687,170	$2,379,278
Fair value of originated MSRs	796,616	1,173,164
Gain on sale of loans, net	1,483,786	3,552,442
Loan servicing income (loss)
Servicing fee income	366,214	292,361
Change in fair value of MSRs	454,380	200,555
Loan servicing income (loss), net	820,594	492,916
Interest income
Interest income	90,540	95,245
Interest expense on funding facilities	(41,696)	(67,844)
Interest income, net	48,844	27,401
Other income	317,372	466,112
Total revenue, net	2,670,596	4,538,871
Expenses
Salaries, commissions and team member benefits	853,915	842,199
General and administrative expenses	275,857	291,419
Marketing and advertising expenses	328,058	320,843
Depreciation and amortization	21,042	15,304
Interest and amortization expense on non-funding debt	38,664	35,571
Other expenses	90,603	190,365
Total expenses	1,608,139	1,695,701
Income before income taxes	1,062,457	2,843,170
Provision for income taxes	(25,849)	(65,832)
Net income	1,036,608	2,777,338
Net income attributable to non-controlling interest	(982,896)	(2,653,636)
Net income attributable to Rocket Companies	$53,712	$123,702

Earnings per share of Class A common stock
Basic	$0.44	$1.07
Diluted	$0.40	$1.07

Weighted average shares outstanding
Basic	122,691,728	115,673,524
Diluted	1,975,379,132	122,011,916

Condensed Consolidated Balance Sheets
($ In Thousands, Except Shares and Per Share Amounts)

	March 31, 2022	December 31, 2021
	(Unaudited)
Assets
Cash and cash equivalents	$2,310,661	$2,131,174
Restricted cash	77,027	80,423
Mortgage loans held for sale, at fair value	10,685,144	19,323,568
Interest rate lock commitments (“IRLCs”), at fair value	213,210	538,861
Mortgage servicing rights (“MSRs”), at fair value	6,410,288	5,385,613
Notes receivable and due from affiliates	10,796	9,753
Property and equipment, net	260,042	254,376
Deferred tax asset, net	555,663	572,049
Lease right of use assets	414,201	427,895
Forward commitments, at fair value	667,908	17,337
Loans subject to repurchase right from Ginnie Mae	1,490,804	1,918,032
Other assets	2,152,276	2,115,814
Total assets	$25,248,020	$32,774,895
Liabilities and equity
Liabilities:
Funding facilities	$6,469,607	$12,751,592
Other financing facilities and debt:
Lines of credit	—	75,000
Senior Notes, net	4,023,861	4,022,491
Early buy out facility	1,698,167	1,896,784
Accounts payable	288,860	271,544
Lease liabilities	468,693	482,184
Forward commitments, at fair value	34,126	19,911
Investor reserves	80,759	78,888
Notes payable and due to affiliates	29,656	33,650
Tax receivable agreement liability	647,852	688,573
Loans subject to repurchase right from Ginnie Mae	1,490,804	1,918,032
Other liabilities	1,314,339	776,714
Total liabilities	16,546,724	23,015,363
Equity
Class A common stock	1	1
Class B common stock	—	—
Class C common stock	—	—
Class D common stock	19	19
Additional paid-in capital	241,458	287,558
Retained earnings	305,794	378,005
Accumulated other comprehensive income	22	81
Non-controlling interest	8,154,002	9,093,868
Total equity	8,701,296	9,759,532
Total liabilities and equity	$25,248,020	$32,774,895

Summary Segment Results for the Three Months Ended March 31, 2022 and 2021,
($ amounts in millions)
(Unaudited)

Three Months Ended March 31, 2022	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP Revenue, net	$2,235	$292	$2,527	$144	$2,671
Less: Increase in MSRs due to valuation assumptions (net of hedges)	(739)	—	(739)	—	(739)
Adjusted Revenue	$1,496	$292	$1,787	$144	$1,931
Directly attributable expenses	869	120	989	119	1,108
Contribution margin(1)	$626	$172	$798	$25	$823

Three Months Ended March 31, 2021	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP revenue, net	$3,677	$722	$4,400	$139	$4,539
Less: Increase in MSRs due to valuation assumptions (net of hedges)	(499)	—	(499)	—	(499)
Adjusted Revenue	$3,178	$722	$3,901	$139	$4,040
Directly attributable expenses	973	180	1,153	65	1,218
Contribution margin(1)	$2,205	$543	$2,748	$74	$2,822

(1) We measure the performance of the segments primarily on a contribution margin basis. Contribution margin is intended to measure the direct profitability of each segment and is calculated as Adjusted Revenue less directly attributable expenses. Adjusted Revenue is a non-GAAP financial measure described above. Directly attributable expenses include salaries, commissions and team member benefits, general and administrative expenses, and other expenses, such as direct servicing costs and origination costs.

GAAP to non-GAAP Reconciliations

Adjusted Revenue Reconciliation ($ amounts in millions)

	Three Months Ended March 31,
	2022	2021
	(Unaudited)
Total revenue, net	$2,671	$4,539
Change in fair value of MSRs due to valuation assumptions (net of hedges) (1)	(739)	(499)
Adjusted Revenue	$1,931	$4,040

(1) Reflects changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates, and the effects of contractual prepayment protection associated with sales of MSRs.

Adjusted Net Income Reconciliation ($ amounts in millions)

	Three Months Ended March 31,
	2022	2021
	(Unaudited)
Net income attributable to Rocket Companies	$54	$124
Net income impact from pro forma conversion of Class D common shares to Class A common shares (1)	984	2,654
Adjustment to the provision for income tax (2)	(242)	(641)
Tax-effected net income (2)	795	2,136
Share-based compensation expense	67	42
Change in fair value of MSRs due to valuation assumptions (net of hedges) (3)	(739)	(499)
Litigation accrual (4)	—	15
Tax impact of adjustments (5)	169	110
Other tax adjustments (6)	1	1
Adjusted Net Income	$293	$1,805

(1) Reflects net income to Class A common stock from pro forma exchange and conversion of corresponding shares of our Class D common shares held by non-controlling interest holders as of March 31, 2022 and 2021.

(2) Rocket Companies will be subject to U.S. Federal income taxes, in addition to state, local and Canadian taxes with respect to its allocable share of any net taxable income of Holdings. The adjustment to the provision for income tax reflects the effective tax rates below, assuming the Issuer owns 100% of the non-voting common interest units of Holdings. The effective income tax rate for Adjusted Net Income was 25.21% for the three months ended March 31, 2022 and 24.87% for the three months ended March 31, 2021.

(3) Reflects changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates, and the effects of contractual prepayment protection associated with sales of MSRs.

(4) Reflects legal accrual related to a specific legal matter.

(5) Tax impact of adjustments gives effect to the income tax related to share-based compensation expense, change in fair value of MSRs due to valuation assumptions and litigation accrual at the above described effective tax rates for each period.

(6) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from the purchase of Holdings units, net of payment obligations under Tax Receivable Agreement.

Adjusted Diluted Weighted Average Shares Outstanding Reconciliation ($ in millions, except per share)

	Three Months Ended March 31,
	2022	2021
	(Unaudited)
Diluted weighted average Class A Common shares outstanding	1,975,379,132	122,011,916
Assumed pro forma conversion of Class D shares (1)	—	1,868,855,039
Adjusted diluted weighted average shares outstanding	1,975,379,132	1,990,866,955

Adjusted Net Income	$293	$1,805
Adjusted Diluted EPS	$0.15	$0.91

(1) Reflects the pro forma exchange and conversion of non-dilutive Class D common stock to Class A common stock. For the three months ended March 31, 2022, class D common shares were dilutive and therefore are included in the diluted weighted average Class A common shares outstanding in the table above. For the three-months ended March 31, 2021, class D common shares were non-dilutive and therefore included in the assumed pro forma conversion of Class D shares in the table above.

Adjusted EBITDA Reconciliation ($ amounts in millions)

	Three Months Ended March 31,
	2022	2021
	(Unaudited)
Net income	$1,037	$2,777
Interest and amortization expense on non-funding debt	39	36
Income tax provision	26	66
Depreciation and amortization	21	15
Share-based compensation expense	67	42
Change in fair value of MSRs due to valuation assumptions (net of hedges) (1)	(739)	(499)
Litigation accrual (2)	—	15
Adjusted EBITDA	$450	$2,452

(1) Reflects changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates, and the effects of contractual prepayment protection associated with sales of MSRs.

(2) Reflects legal accrual related to a specific legal matter.

Non-GAAP Financial Measures

To provide investors with information in addition to our results as determined by GAAP, we disclose Adjusted Revenue, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA as non-GAAP measures which management believes provide useful information to investors. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.

We define “Adjusted Revenue” as total revenues net of the change in fair value of mortgage servicing rights (“MSRs”) due to valuation assumptions (net of hedges). We define “Adjusted Net Income” as tax-effected earnings before share-based compensation expense, the change in fair value of MSRs due to valuation assumptions (net of hedges), loss on extinguishment of Senior Notes, a litigation accrual, Change in Tax receivable agreement liability, and the tax effects of those adjustments. We define “Adjusted Diluted EPS” as Adjusted Net Income divided by the diluted weighted average number of Class A common stock outstanding for the applicable period, which assumes the pro forma exchange and conversion of all outstanding Class D common stock for Class A common stock. We define “Adjusted EBITDA” as earnings before interest and amortization expense on non-funding debt, income tax, and depreciation and amortization, net of the change in fair value of MSRs due to valuation assumptions (net of hedges), share-based compensation expense, and a litigation accrual. We exclude from each of these non-GAAP measures the change in fair value of MSRs due to valuation assumptions (net of hedges) as this represents a non-cash non-realized adjustment to our total revenues, reflecting changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates, which is not indicative of our performance or results of operation. We also exclude effects of contractual prepayment protection associated with sales of MSRs. Adjusted EBITDA includes Interest expense on funding facilities, which are recorded as a component of Interest income, net, as these expenses are a direct cost driven by loan origination volume. By contrast, interest and amortization expense on non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA.

In the first quarter of 2022, we revised our definition of Adjusted Net income and Adjusted EBITDA to also exclude the cash portion of share-based compensation expenses, as these expenses do not directly affect what we consider to be our core operating performance. Comparative periods presented to the extent impacted were updated. From time to time in the future, we may exclude other items if we believe that doing so is consistent with the goal of providing useful information to investors.

We believe that the presentation of Adjusted Revenue, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA provides useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted Revenue, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA provide indicators of performance that are not affected by fluctuations in certain costs or other items. Accordingly, management believes that these measurements are useful for comparing general operating performance from period to period, and management relies on these measures for planning and forecasting of future periods. Additionally, these measures allow management to compare our results with those of other companies that have different financing and capital structures. However, other companies may define Adjusted Revenue, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA differently, and as a result, our measures of Adjusted Revenue, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA may not be directly comparable to those of other companies.

Although we use Adjusted Revenue, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA as financial measures to assess the performance of our business, such use is limited because they do not include certain material costs necessary to operate our business. Additionally, our definitions of each of Adjusted Revenue, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA allows us to add back certain non-cash charges and deduct certain gains that are included in calculating Total revenues, net, Net income attributable to Rocket Companies or Net income. However, these expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. Adjusted Revenue, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA should be considered in addition to, and not as a substitute for, Total revenues, net, Net income attributable to Rocket Companies and Net income in accordance with U.S. GAAP as measures of performance. Our presentation of Adjusted Revenue, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items.

Adjusted Revenue, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are: (a) they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments; (b) Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt; (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted Revenue, Adjusted Net Income and Adjusted EBITDA do not reflect any cash requirement for such replacements or improvements; and (d) they are not adjusted for all non-cash income or expense items that are reflected in our Condensed Consolidated Statements of Cash Flows.

Because of these limitations, Adjusted Revenue, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA are not intended as alternatives to Total revenue, net, Net income attributable to Rocket Companies or

Net income as an indicator of our operating performance and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted Revenue, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance.

Forward Looking Statements

Some of the statements contained in this document are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and, in each case, their negative or other various or comparable terminology. These forward-looking statements reflect our views with respect to future events as of the date of this document and are based on our management’s current expectations, estimates, forecasts, projections, assumptions, beliefs and information. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this document. It is not possible to predict or identify all such risks. These risks include, but are not limited to, the risk factors that are described under the section titled “Risk Factors” in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this document and in our SEC filings. We expressly disclaim any obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

About Rocket Companies

Rocket Companies is a Detroit-based FinTech platform company consisting of personal finance and consumer technology brands including Rocket Mortgage, Rocket Homes, Amrock, Rocket Auto, Rocket Loans, Truebill, Lendesk, Edison Financial, Core Digital Media, Rocket Central and Rock Connections.

Since 1985, Rocket Companies has been obsessed with helping its clients achieve the American dream of home ownership and financial freedom. The Company offers industry-leading client experiences powered by its simple, fast and trusted digital solutions. Rocket Companies ranked #7 on Fortune's list of the "100 Best Companies to Work For" in 2022 and has placed in the top third of the list for 19 consecutive years. For more information, please visit our Corporate Website or Investor Relations Website.

Investor Relations Contact:
Sharon Ng
ir@rocketcompanies.com
(313) 373-7990

Media Contact:
Aaron Emerson
aaronemerson@rocketcentral.com
(313) 373-3035